Exhibit 99.1

Lions Gate Announces Pricing of Additional 10.25% Senior Secured Second-Priority Notes due November 2016

SANTA MONICA, CA, and VANCOUVER, BC, May 10, 2011 — Lions Gate Entertainment Corp.  (the “Company”) (NYSE: LGF) announced today that its wholly owned subsidiary Lions Gate Entertainment Inc. (“LGEI”) has priced, and entered into an agreement to issue and sell, subject to certain conditions, an additional $200 million aggregate principal amount of 10.25% senior secured second-priority notes due 2016 (the “Notes”) in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).  LGEI expects to close the offering on May 13, 2011, subject to the satisfaction of market and other closing conditions.

The Notes will be consolidated with and form a single class with the $236 million aggregate principal amount of 10.25% senior secured second-priority notes due November 2016 issued by LGEI on October 21, 2009 (the “Existing Notes”) and have the same terms as to status, redemption, collateral and otherwise (other than issue date, price and first interest payment date) as the Existing Notes.

The Notes will pay interest semi-annually on May 1 and November 1 of each year at a rate of 10.25% per year and will mature on November 1, 2016.  The Notes will accrue interest from May 1, 2011.

LGEI’s obligations under the Notes will be guaranteed on a senior basis by the Company and the restricted subsidiaries of LGEI that guarantee any indebtedness of LGEI or any other guarantor.  In addition, all first-tier subsidiaries of the Company (other than LGEI) that guarantee any indebtedness or guarantees of indebtedness of LGEI or any other guarantor will guarantee on a senior basis the Company’s guarantee of the Notes.

The Notes will be issued by LGEI at an initial price of 102.219% of the principal amount plus accrued interest from May 1, 2011 and, after deducting discounts and estimated fees and expenses, the net proceeds from the sale of the Notes of approximately $197.2 million will be used by LGEI to repay its outstanding debt under its revolving senior secured credit facility and for other general corporate purposes.  Subsequently, LGEI may re-borrow amounts repaid under its senior secured credit facility to repay all or a portion of its outstanding unsecured convertible senior subordinated notes or for general corporate purposes, which may include funding future acquisitions.

Neither this press release nor the Report on Form 8-K filed today constitutes an offer to sell or the solicitation of an offer to buy the Notes, nor shall they constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.  The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, but are not limited to, statements related to the proposed closing date of the offering of the Notes, the anticipated use of proceeds therefrom and the anticipated use of LGEI’s revolving senior secured credit facility. These forward-looking statements reflect the Company’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties.  Except as required by federal securities laws, the Company does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

For further information, contact:

Peter D. Wilkes

310-255-3726

pwilkes@lionsgate.com